ELECTRIC AQUAGENICS UNLIMITED, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 24, 2003

To the Stockholders of

ELECTRIC AQUAGENICS UNLIMITED, INC.:

The Annual Meeting of Stockholders of Electric Aquagenics Unlimited, Inc. (the “Company”) will be held at the Balboa Bay Club and Resort, 1221 West Coast Highway, Newport Beach, California 92663 on Wednesday, September 24, 2003 at 10:00 a.m., Pacific Daylight Time.  The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

(1)

To elect six members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified; and

(2)

To ratify the appointment of Child, Sullivan & Company as independent public accountants for the year ending December 31, 2003.

The Board of Directors has fixed the close of business on September 3, 2003 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Lindon, Utah

GAYLORD M. KARREN

September 2, 2003

Chief Executive Officer and Chairman of the Board

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE DATE, FILL IN, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.  YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

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ELECTRIC AQUAGENICS UNLIMITED, INC.

1464 West 40 South, Suite 200

Lindon, Utah 84042

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

September 24, 2003

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the stockholders of Electric Aquagenics Unlimited, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company’s Common Stock (the “Common Stock”), for use at the Annual Meeting of Stockholders of the Company to be held Wednesday, September 24, 2003, and at any adjournment or postponement thereof (the “Annual Meeting”).  This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying form of proxy are first being mailed to stockholders of the Company on or about September 4, 2003.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to stockholders this Proxy Statement and accompanying material.  In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone or telegram.  Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

Record Date

The Board of Directors has fixed the close of business on September 3, 2003 as the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, there were issued and outstanding 3,133,785 shares of Common Stock.  The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted FOR the election of each of the six director nominees; and FOR the ratification of the appointment by the Board of Directors of Child, Sullivan & Company, as independent public accountants of the Company for the year ending December 31, 2003; and, in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting.  A stockholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as “represented” for the purpose of determining the presence or the absence of a quorum.  Under the General Corporation Law of the State of Delaware, once a quorum is established, stockholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal.

In the election of directors, stockholders will not be allowed to cumulate their votes.  The six nominees receiving the highest number of votes will be elected.  The ratification of the selection of an independent auditor, and any other matter presented for approval by the stockholders will be approved, in accordance with Delaware law, if the votes cast in favor of a matter exceed the votes cast opposing such matter.  Accordingly, abstentions and broker non-votes will not affect the outcome of the various matters voted upon at the meeting.

PROPOSAL NO. 1   ELECTION OF DIRECTORS

At the Annual Meeting, a board of six directors will be elected to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Stockholders do not have cumulative voting rights in the election of directors.  Therefore, for each directorship being filled, each stockholder is entitled to cast one vote for each share of stock held by such stockholder on the record date.  Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote “FOR” the election of each of the persons identified as nominees for directors below.  If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted “FOR” such other person or persons, if any, as may be designated by the Board of Directors.  The Board has no reason to believe that any nominee herein named will be unable or unwilling to serve.

Nominees for Election as Directors

The following sets forth information about each nominee for election as a director:

Gaylord M. Karren is one of the Company’s co-founders, and is currently the Company’s chairman of the board and chief executive officer. Prior to founding the Company, Mr. Karren co-founded and managed Venturi Technologies, Inc., which up until the time of his resignation in February 2000, was one of the nation's largest independent and publicly traded carpet cleaning company. He was chairman and chief executive officer of Venturi and its predecessors in interest from 1992 through February 2000. Mr. Karren holds a bachelor of science degree from Brigham Young University in finance and banking.

John Hopkins is one of the Company’s co-founders, and was a founder, and is currently an advisor to H2O AquaCare Franchising Systems, Inc., an affiliate of the Company that is engaged in the sale and operation of carpet cleaning franchises utilizing products developed and manufactured by the Company.  Mr. Hopkins is the inventor on two patents related to carpet cleaning.  Prior to being a co-founder of the Company, Mr. Hopkins was a founder and President of Venturi Technologies, Inc., a floor and fabric care chain of over 25 locations throughout the United States.  Mr. Hopkins has also founded and managed an oil and gas service company, DASCO Technologies, as well as a successful multi-family property management company called Harbor Property Management.  He attended Utah State University.

James K. Stone is one of the Company’s co-founders, and is currently the president and a member of the board of directors of H2O AquaCare Franchising Systems, Inc., an affiliate of the Company that is engaged in the sale and operation of carpet cleaning franchises utilizing products developed and manufactured by the Company.  Prior to founding the company, Mr. Stone was the owner and President of Venturi Flood & Fire Restoration, Inc., a company specializing in the cleaning and restoration of properties damaged by floods, fires and other natural disasters.  Prior to owning Venturi Flood & Fire Restoration, Inc., Mr. Stone was Vice President of Operations of Venturi Technologies, Inc., a floor and fabric care chain of over 25 locations in the U.S.  Prior to that, Mr. Stone was the founder and chief operating officer of Pro-Tech Restoration, Inc. and Stone Flood and Fire, which were acquired by Venturi Technologies, Inc. in 1996.  Mr. Stone has also founded a securities firm.

Peter Whitfield is Chairman, Chief Executive Officer and a major shareholder of Universal Air Cargo Pty Ltd., an international air cargo company with operations in the United States, Australia and New Zealand.  Prior to purchasing Universal Air Cargo Pty Ltd. in 1987, Mr. Whitfield owned and operated two separate air forwarding and air cargo companies in New Zealand and Australia.  From 1966 to 1975 he was employed in various sales management positions with air cargo and forwarding companies in New Zealand, the UK and Australia.  Mr. Whitfield also has financial interests in the wine, digital animation and computer peripheral industries.  He received a bachelors degree in Commerce and Administration from Victoria University in New Zealand.

Gail V. Anderson, Jr. is the Medical Director of the Harbor-UCLA Medical Center and Assistant Dean of the School of Medicine at UCLA.  From 2000-2002 he also served as the Acting Chief Medical Officer for the Department of Health Services of the County of Los Angeles.  Prior to 1998 he was Senior Vice President for Medical Affairs at the Grady Health System, and was Associate Dean of the School of Medicine at Emory University in Atlanta, Georgia.  Dr. Anderson has been a director of the American College of Emergency Physicians, and has served as the college representative to the Joint Commission on the Accreditation of Healthcare Organizations.  He has been an examiner for the American Board of Emergency Medicine for 16 years.  Dr. Anderson received a bachelor’s degree from Darmouth College, a medical degree from the Unviersity of Southern California, and an MBA from the Emory University Business School.

Bill Warwick recently retired from AT&T after 39 years of service with responsibilities including President of AT&T Consumer Products and Senior Vice President AT&T. In 1993 he was elected Chairman and CEO, AT&T China. His business activities are numerous and worldwide, having served on many high profile boards of directors and industry associations. He is currently a member of the International Cabinet at the University of North Carolina at Wilmington, North Carolina.  Mr. Warwick obtained his BSBA from the University of North Carolina, Chapel Hill, and his MBA from Northwestern University, Chicago.

Board and Committee Meetings; Legal Proceedings

        The Company’s business is managed under the direction of our Board of Directors, which has responsibility for establishing broad corporate policies and for our overall performance. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

        Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors holds regular meetings four times per year and schedules special meetings when required. The Board of Directors held a total of four meetings during 2002. All of the directors attended at least 75% of the meetings of the Board and any committee on which they served during fiscal 2002.

Our Board of Directors has an Audit Committee, whose function is to oversee (1) the integrity of our financial statements, (2) the appointment, compensation, qualifications, independence and performance of our independent auditors, (3) compliance with ethics policies and legal and regulatory requirements, (4) the performance of our internal audit function, and (5) our financial reporting process and systems of internal accounting and financial controls.  Gaylord M. Karren, the Company’s Chief Executive Officer, is presently the only member of the Audit Committee.  Mr. Karren is financially literate and has accounting or related financial management expertise.  The Audit Committee does not presently operate under a written charter.  However, it is anticipated that the Board of Directors will reconstitute the Audit Committee and adopt a charter following this meeting of stockholders.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2002. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Following the end of the 2002 fiscal year, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed the audited financial statements, the Company’s financial reporting process and systems of internal accounting and financial controls with Child, Sullivan & Company, the independent auditors of the Company. The Audit Committee also received the written disclosures and a letter from Child, Sullivan & Company as required by Independence Standards Board Standard No. 1, and has discussed with Child Sullivan & Company the independent accountants' independence.

Based upon the review and discussions referred to in the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE

Gaylord M. Karren, Chairman

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company’s Chief Executive Officer.  No executive officer of the Company was paid a total annual salary and bonus in excess of $100,000 in the year ended December 31, 2002.

		Annual Compensation		Long Term Compensation		All Other Compensation
Name and Position (1)	Year	Salary ($) (2)	Bonus	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)
Gaylord M. Karren Chief Executive Officer, Chief Financial Officer, Secretary and Director	2002 2001 2000	$66,958 19,250 30,000	$0 0 0	$0 $0 $0	0 0 0	$0 $0 $0

(1)  No executive officer of the company received total annual salary and bonus for the year ended December 31, 2002 in excess of 100,000

(2)  All payments to Gaylord Karren were booked as consulting fees, and were paid pursuant to an unwritten consulting agreement between the Company and Mr. Karren.

Option Grants in Last Fiscal Year

No options were granted to the named Executive Officers during the year ended December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

The named Executive Officer does not hold any options, and therefore did not exercise any options during the year ended December 31, 2002.

Director’s Compensation

The Company has not in the past had any non-employee directors.  Following the Meeting, it is anticipated that the Company will, for the first time, have non-employees serving on the Board of Directors.  The Company has not yet adopted a policy with respect to compensation of non-employee directors.  However, the Company will reimburse non-employee directors for costs they incur in attending board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information about the beneficial ownership of our common stock as of August 12, 2003 by:

* each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

* each of our directors;

* each of our named executive officers; and

* all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. The percentage of beneficial ownership is based on 3,133,785 shares of common stock outstanding as of September 3, 2003.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Merlin O. Baker (1) 3760 S. Highland Dr. #500 Salt Lake City, UT 84106	307,467	9.81%
Kirby D. Cochran (2) 692 E. 1780 N. Orem, UT 84097	407,467	13.00%
EOWORP, LLC (3)(4)(5) 2802 Flagstone Garland, TX 75044	878,974	28.05%
Gene Harkins (6) 3760 S. Highland Dr. #500 Salt Lake City, UT 84106	307,467	9.81%
All current directors and executive officers as a group (2 persons)	325,345	10.38%

(1)

Record title to these shares is held by the Marion O. Baker Family Trust (150,659 shares) and the Marian Johnson Baker Family Living Trust (156,808 shares).  Merlin O. Baker, our former secretary and former director, has beneficial ownership of both of those trusts.

(2)

Mr. Cochran is a former member of our board of directors.

(3)

Gaylord Karren our president, secretary, chief executive officer, chief financial officer, chief accounting officer and chairman of the board owns 2.5% of EOWORP, LLC.

(4)

John Hopkins, 1464 W. 40 So., Suite 300, Lindon, Utah 84042, a former member of our board of directors, a former vice president, and a candidate for the board of directors owns 2.5% of EOWORP, LLC.

(5)

Jim Stone, 1464 W. 40 So., Suite 300, Lindon, Utah 84042, a candidate for the board of directors, owns 95% of EOWORP, LLC.

(6)

Gene Harkins is our chief technical officer and a member of our board of directors.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC.  Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all reports required under Section 16(a) were timely filed during 2002.

Related Party Transactions

The following are certain transactions involving our officers, directors and shareholders owning more than 10% of our outstanding stock. We believe that the terms of these transactions are at least as favorable to us as we would expect to negotiate with unrelated third parties.

Management and Consulting Fees

Between our founding in September 2000 and December 31, 2002 (28 months), we paid management and consulting fees totaling $277,119, as follows: $126,804 to Gaylord M. Karren, and $150,315 to Gene Harkins, Merlin Baker, John Hopkins, and James Stone.  Messrs. Karren, Harkins, Baker, Hopkins and Stone are shareholders and former or current officers and directors. The management and consulting fees were for services rendered to us in lieu of wages.  The Company does not presently owe any unpaid management or consulting fees.  In addition to the amounts already paid and amounts outstanding, additional fees are currently accruing in 2003.  We expect such management and consulting fees to continue in the foreseeable future.

Sale of Products to Affiliates of Shareholders

During 2001, we made a gross profit of $23,410 on $61,388 in revenues from generator sales we made to a carpet cleaning entity owned at the time by Kirby D. Cochran, one of our beneficial shareholders. The sales to affiliates of our shareholders constituted almost half of our gross profits in 2001.

Purchase of Products from Affiliates of Shareholders

In 2000, we purchased generators for resale from Mizutek International, an entity owned by Gene Harkins, a founder, shareholder, director and chief technical officer. The amounts paid to Mizutek International for the generators totaled $116,002. We have not purchased any generators from Mr. Harkins since early 2000 and do not expect to purchase other generators from Mr. Harkins in the future.

Funding of Affiliate Entities

Between our founding in September 2000 and December 31, 2002, we funded some of the operating expenses of H2O AquaCare Franchising Systems, Inc.  Gaylord M. Karren, one of our officers and directors beneficially owns 1.4% of the common stock of H2O AquaCare Franchising Systems, Inc., and Kirby D. Cochran, a beneficial owner of over 10% of our common stock, beneficially owns 7.8% of the common stock of H2O AquaCare Franchising Systems. H2O AquaCare Franchising Systems, Inc. has purchased generators from us in the past, and we anticipate that it will continue to purchase generators from us for use in its carpet cleaning businesses.

Financing

In June 2002, we obtained bridge loan funding from an affiliate of Kirby D. Cochran, who is a beneficial owner of over 10% of our common stock. The bridge loan was $29,214 bearing interest at 12% per annum.  In conjunction with the funding, we issued stock purchase warrants as an inducement to obtaining the loan. The stock purchase warrants allow the holder to purchase up to 50,000 shares of our common stock for $0.50 per share.  The loan also provides that repayment may be extended for up to two consecutive three-month periods in exchange for our issuance and sale of an additional 5,000 shares of our common stock, per three-month extension, at the price of $0.10 per share.

In October 2003, we obtained a loan to be used for working capital from Patriot Investment Fund and Eagle II Capital in the total principal amount of $145,493.  Patriot Investment Fund and Eagle II Capital are both owned by Gaylord M. Karren, an officer and director of the Company, and by John Hopkins and James K. Stone, candidates for election to our board of directors.  The loan is unsecured and provides for principal and interest payments of $3,500 per month.   During the latter part of 2002 and early 2003, the Company also obtained several small loans from Messrs. Karren, Hopkins and Stone, all of which have been repaid in full.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed, subject to ratification by the stockholders at the Annual Meeting, the firm Child Sullivan & Company to audit the Company’s accounts with respect to its operations for the year ended December 31, 2003 and to perform such other services as may be required.  Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services.

A representative of the firm of Child Sullivan & Company, the Company’s auditors for the most recently completed fiscal year, is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Audit Fees

Child Sullivan & Company’s fees for the Company’s 2002 annual audit were $18,620.

Financial Information Systems Design and Implementation Fees

Child Sullivan & Company did not render any professional services to the Company in 2002 with respect to financial information systems design and implementation.

All Other Fees

Child Sullivan & Company’s fees for all other professional services rendered to the Company during 2002 were $380, primarily relating to preparation of a tax return.

Vote Required

Ratification of the appointment of independent auditors will be decided by a majority of the votes cast “for” or “against” the proposal at this meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Child Sullivan & Company as independent public accountants for the fiscal year ending December  31, 2003.

OTHER MATTERS

Other Business

The Board of Directors does not know of any matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting and discussed above.  If any other matter should properly come before the Annual Meeting, however, the proxy holders will vote in accordance with their best judgment.

Proposals of Security Holders for 2004 Annual Meeting

Stockholders desiring to submit proposals for the Proxy Statement for the 2004 Annual Meeting will be required to submit them to the Company in writing on or before March 1, 2004.  Any stockholder proposal must also be proper in from and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Additional Information

A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, will be furnished without charge upon receipt of a written request.  The exhibits to that Report will also be provided upon request and payment of copying charges.  Requests should be directed to the Corporate Secretary, Electric Aquagenics Unlimited, Inc., 1464 West 40 South, Suite 200, Lindon, Utah 84042.